Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Collective Audience, Inc, (the “Company”) as filed with the Securities and Exchange Commission, pursuant to Item 4.01 of the Company’s Current Report on Form 8-K dated June 14, 2024. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Frazier & Deeter, LLC

Tampa, FL